Press Release

Company Contact: Bill Walsh, CFO
Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2003 SECOND QUARTER FINANCIAL RESULTS

Second quarter revenue up 8.7%; Net income up 21.0% over 2002
Net income per share increases 18.2%

NEW YORK, July 17, 2003 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter ended June 30, 2003.

For the second quarter 2003, the Company reported revenue of $61.4 million, an increase of 8.7% over revenue of $56.5 million during the second quarter of 2002. Net income for the quarter was $8.0 million, compared with $6.6 million for the second quarter of 2002. Earnings before interest and taxes (EBIT) for the quarter were $16.1 million, compared with EBIT of $15.0 million during the comparable period last year.

Costs and expenses for the second quarter increased by 8.8%, from $44.8 million in 2002 to $48.8 million in 2003. Interest expense for the quarter declined 26.2%, from $4.3 million in 2002 to $3.2 million in 2003, due to reductions in debt between the two periods.

Net income per share for the second quarter 2003 increased to $0.26 (diluted), compared with $0.22 (diluted) during the comparable period last year.

In the second quarter 2003, Arbitron reduced its long-term debt by $20.0 million to $135.0 million.

For the six months ended June 30, 2003, revenue was $132.8 million, an increase of 8.5% over the same period last year. Net income for the six months was $24.1 million or $0.80

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc. Reports 2003 Second Quarter Financial Results	Page 2 of 7
July 17, 2003

per share (diluted), compared with $20.9 million or $0.70 per share (diluted) last year. EBIT was $46.0 million, compared to $42.6 million in 2002.

Commenting on the results for the second quarter, Stephen Morris, president and chief executive officer of Arbitron, said, “In the second quarter of 2003, we once again met our goals for revenue and profitability. At the same time, we continued to make our planned investments in the quality of our core services and in our initiatives for long-term growth.”

“Our efforts to commercialize the Portable People Meter (PPM) system continued on several fronts throughout the quarter,” said Mr. Morris. “Working closely with Nielsen Media Research, we are running tests in Philadelphia to improve how we recruit consumers for PPM ratings surveys. In addition to the tests we are operating with Nielsen, Arbitron is operating its own ‘proof-of-concept’ studies in Philadelphia to demonstrate how the Portable People Meter can be used in other types of marketing research services. We also continue to promote the PPM in international markets.”

“In the second quarter, we unveiled, as planned, a comprehensive program designed to enhance the quality of our radio ratings service across a number of key areas including response rates,” Mr. Morris said. “These anticipated investments will help us meet the expressed requests of our customers who count on the reliability of our audience estimates for the buying and selling of radio advertising.”

Arbitron will host a conference call at 10:00 a.m. ET on July 17th to discuss its second quarter results and other relevant matters. To listen to the call, dial the following telephone number: 1-888-889-2497. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Internet Broadcast Services measures the audiences of audio and video content on

www.arbitron.com

Arbitron Inc. Reports 2003 Second Quarter Financial Results	Page 3 of 7
July 17, 2003

the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, television and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 825 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew contracts with large customers as they expire;
•	successfully execute our business strategies, including timely implementation of our Portable People Meter services, as well as expansion of international operations;
•	effectively manage the impact of further consolidation in the radio industry;
•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs; and
•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular, and the impact on costs of data collection due to privacy concerns.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS — Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date of this release, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

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Arbitron Inc. Reports 2003 Second Quarter Financial Results	Page 4 of 7
July 17, 2003

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended June 30, 2003 and 2002
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		$	%
	2003	2002	Variance	Variance
Revenue	$61,448	$56,509	$4,939	8.7%
Costs and expenses
Cost of revenue	28,250	25,637	2,613	10.2%
Selling, general and administrative	14,115	12,986	1,129	8.7%
Research and development	6,414	6,212	202	3.3%
Total costs and expenses	48,779	44,835	3,944	8.8%
Operating income	12,669	11,674	995	8.5%
Equity in net income of affiliate	3,480	3,312	168	5.1%
Earnings before interest and income taxes	16,149	14,986	1,163	7.8%
Interest income	185	124	61	49.2%
Interest expense	3,210	4,348	(1,138)	(26.2%)
Earnings before income taxes	13,124	10,762	2,362	21.9%
Income tax expense	5,118	4,144	974	23.5%
Net income	$8,006	$6,618	$1,388	21.0%
Net income per weighted average common share
Basic	$0.27	$0.23	$0.04	17.4%
Diluted	$0.26	$0.22	$0.04	18.2%
Weighted average shares used in calculations
Basic	29,805	29,368
Diluted	30,382	30,080
Other data
EBITDA	$17,305	$16,065	$1,240	7.7%

Note: The Company has reclassified certain data in the 2002 Consolidated Statement of Income to conform to the 2003 presentation.

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Arbitron Inc. Reports 2003 Second Quarter Financial Results	Page 5 of 7
July 17, 2003

Arbitron Inc.
Consolidated Statements of Income
Six Months Ended June 30, 2003 and 2002
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,		$	%
	2003	2002	Variance	Variance
Revenue	$132,802	$122,411	$10,391	8.5%
Costs and expenses
Cost of revenue	48,239	43,953	4,286	9.8%
Selling, general and administrative	28,090	25,663	2,427	9.5%
Research and development	12,695	12,271	424	3.5%
Total costs and expenses	89,024	81,887	7,137	8.7%
Operating income	43,778	40,524	3,254	8.0%
Equity in net income of affiliate	2,221	2,067	154	7.5%
Earnings before interest and income taxes	45,999	42,591	3,408	8.0%
Interest income	373	262	111	42.4%
Interest expense	6,825	8,934	(2,109)	(23.6%)
Earnings before income taxes	39,547	33,919	5,628	16.6%
Income tax expense	15,423	13,059	2,364	18.1%
Net income	$24,124	$20,860	$3,264	15.6%
Net income per weighted average common share
Basic	$0.81	$0.71	$0.10	14.1%
Diluted	$0.80	$0.70	$0.10	14.3%
Weighted average shares used in calculations
Basic	29,723	29,292
Diluted	30,274	29,965
Other data
EBITDA	$48,382	$44,653	$3,729	8.4%

Note: The Company has reclassified certain data in the 2002 Consolidated Statement of Income to conform to the 2003 presentation.

www.arbitron.com

Arbitron Inc. Reports 2003 Second Quarter Financial Results	Page 6 of 7
July 17, 2003

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three and Six Months Ended June 30, 2003 and 2002
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Net income	$8,006	$6,618	$24,124	$20,860
Income tax expense	5,118	4,144	15,423	13,059
Net interest expense	3,025	4,224	6,452	8,672
EBIT	$16,149	$14,986	$45,999	$42,591
Depreciation and amortization	1,156	1,079	2,383	2,062
EBITDA	$17,305	$16,065	$48,382	$44,653

Note: Earnings before interest and income taxes (EBIT) and EBITDA are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the company’s results because they exclude certain items that are not directly related to the company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income taxes, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

www.arbitron.com

Arbitron Inc. Reports 2003 Second Quarter Financial Results	Page 7 of 7
July 17, 2003

Arbitron Inc.
Condensed Balance Sheets
June 30, 2003 and December 31, 2002
(In thousands)

	June 30,	December 31,
	2003	2002
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$45,149	$43,095
Trade receivables	19,934	20,509
Deferred taxes	27,377	29,357
Goodwill, net	32,937	32,937
Other assets	32,120	30,140
Total assets	$157,517	$156,038
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$51,271	$54,746
Long-term debt	135,000	165,000
Other liabilities	35,530	36,871
Stockholders’ equity (deficit) (1)	(64,284)	(100,579)
Total liabilities and stockholders’ equity (deficit)	$157,517	$156,038

(1) Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

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